Exhibit 10.6

AMENDMENT NO. 1 TO

FOUNDER SHARE TRANSFER LETTER AGREEMENT

This Amendment No. 1 to the Founder Share Transfer Letter Agreement (this “Amendment”) is made as of June 6, 2016 by and among WL Ross Holding Corp. (“WLRH”), WL Ross Sponsor LLC (“WLRS”) and Nexeo Holdco, LLC (together with WLRH and WLRS, the “Parties”). For purposes of this Amendment, capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement (defined below).

WHEREAS, the Parties have entered into that certain Founder Share Transfer Letter Agreement, dated as of March 21, 2016 (the “Agreement”); and

WHEREAS, the Parties wish to amend and restate Exhibit B to the Agreement by this Amendment as set forth below:

Exhibit B

In the event that WLRS, in order to induce a Private Placement Investor or Committed Purchase/Withdrawal Investor to participate in the Equity Financing, agrees to transfer to such Private Placement Investor or Committed Purchase/Withdrawal Investor a number of Founder Shares, then New Holdco and any other Selling Equityholders that become a party to this Agreement by joinder agree that WLRS may transfer a number of Founder Shares that would otherwise be Transfer Shares (the “Reallocated Transfer Shares”) to the Private Placement Investor or Committed Purchase/Withdrawal Investor instead of to the Selling Equityholders; provided, however, that as a result of the transfer of the Reallocated Transfer Shares (i) such Private Placement Investor or Committed Purchase/Withdrawal Investor shall not receive, in the aggregate with all other Founder Shares, a number of Founder Shares that represents a higher proportion of the Founder Shares than the Parent Common Stock purchased by such Private Placement Investor or committed to withdraw by such Committed Purchase/Withdrawal Investor in the Equity Financing represents of all outstanding Parent Common Stock (and Excess Shares, if any), immediately following the Closing and (ii) the Selling Equityholders shall have no obligation to forego, for the benefit of the Private Placement Investor or Committed Purchase/Withdrawal Investor, a larger proportion of the Founder Shares to which it would otherwise be entitled to pursuant to this Transfer Letter than the proportion of Founder Shares (other than the Transfer Shares) foregone by WLRS for the benefit of the Private Placement Investor or Committed Purchase/Withdrawal Investor.

“Private Placement Investor or Committed Purchase/Withdrawal Investor” means any Person who (i) purchases any shares of Parent Common Stock in the Equity Financing or (ii) purchases or retains any public shares of Parent Common Stock and agrees to withdraw from a Parent Stockholder Redemption from the Trust Account (each, as defined in the Merger Agreement) with respect to such shares, including, for the avoidance of doubt, WLRS or any Affiliate of WLRS; provided, that, any Affiliate of WLRS shall only be a Private Placement Investor if such Affiliate both (i) is receiving Founder Shares on the same terms as other similarly situated investors in the Equity Financing and (ii) is not controlled by WLRS.

In addition, Reallocated Transfer Shares shall also include 61,754 Founder Shares which will remain with WLRS that would otherwise have been Transfer Shares in connection with and conditioned upon WLRS’ investment of $10 million in a private placement pursuant to a subscription agreement entered into by WLRS and the Company.

IN WITNESS WHEREOF, the parties to this Amendment have executed this Amendment as of the date first written above.

WL Ross Holding Corp.

By: /s/ Wilbur L. Ross, Jr.

Name: Wilbur L. Ross, Jr.

Title: Chairman and Chief Executive Officer

WL Ross Sponsor llc

By: /s/ Wilbur L. Ross, Jr.

Name: Wilbur L. Ross, Jr.

Title: Manager

NEXEO HOLDCO, LLC

By: /s/ David Bradley

Name: David Bradley

Title: President and Chief Executive Officer

Signature Page to Amendment 1 to

Founder Share Transfer Letter Agreement